Exhibit 10.6

CONTRIBUTION AND SUBSCRIPTION AGREEMENT

This CONTRIBUTION AND SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into on September 15, 2005, by and between Usinas Siderurgicas de Minas Gerais S/A - USIMINAS, a company organized and existing under the laws of Brazil (“Usiminas”); SLP 11.785 A/S (to be renamed “Usiminas Europa A/S”), a company organized and existing under the laws of Denmark (the “Subscriber”); and Ternium S.A. (formerly known as Zoompart Holding S.A.), a company organized and existing under the laws of Luxembourg (the “Company”, and together with Usiminas, and the Subscriber, the “Parties”, and each indistinctly a “Party”).

WHEREAS, Usiminas and I.I.I. Industrial Investments Inc., a company organized and existing under the laws of the Cayman Islands and the Company’s indirect controlling shareholder (“I.I.I. CI”), are parties to a Convenlo de Accionistas dated July 20, 2005 (the “Shareholders’ Agreement”), pursuant to which Usiminas assumed certain commitments and obligations, including, inter alia, the obligation to transfer, or cause to be transferred, all if its direct and indirect interests in each of Consorclo Siderurgla Amazonia Ltd, a company organized and existing under the laws of the Cayman Islands (“Amazonia”), Siderar S.A.I.C., a company organized and existing under the laws of Argentina (“Siderar”) and Ylopa – Serviços de Consultadoria Lda, a company organized and existing under the laws of Portugal (“Ylopa”) on the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, the Company’s issued and outstanding share capital is of one billion one hundred and sixty eight million nine hundred and forty three thousand six hundred and thirty two dollars of the United States of America (US$ 1,168,943,632), represented by one billion one hundred and sixty eight million nine hundred and forty three thousand six hundred and thirty two (1,168,943,632) shares having a nominal value per share of one dollar of the United States of America (US$ 1) (the “Company Outstanding Capital”)

WHEREAS, Usiminas is the sole shareholder of the Subscriber;

WHEREAS, Usiminas will contribute to the Subscriber the assets and liabilities listed below (the “Usiminas’ Contribution”)

•	98,652,866 Class “D” shares (the “Amazonia Shares”) of Amazonia;

•	18,489,620 ordinary shares (the “Siderar Shares”) of Siderar;

•	A quota of € 955.50 nominal value (the “Ylopa Quota”) in Ylopa;

•	A debt owing to Amazonia, amounting to twenty two million five hundred and thirty one thousand eighty one dollars of the United States of America with eighty four cents (US$ 22,531,081.84) (the “Amazonia Debt”); and

•	A debt owing to Ylopa, amounting to eight million four hundred and eighty six thousand two hundred and seventy seven dollars of the United States of America with sixty four cents (US$ 8,486,277.64) (the “Ylopa Debt” and, together with the Amazonia Shares, the Siderar Shares, the Ylopa Quota and the Amazonia Debt, the “Mandatory Assets and Liabilities”);

WHEREAS Usiminas wishes to cause the Subscriber to subscribe, and the Subscriber whishes to Subscribe, new shares of the Company’s capital stock to be issued by the Company in consideration of the contribution by the Subscriber of all of its assets and liabilities, without exception (including without limitation the Mandatory Assets and Liabilities).

WHEREAS Usiminas and the Subscriber acknowledge that the timely contribution of the Mandatory Assets and Liabilities to the Company is essential for the performance of certain commitments assumed by the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, and for other good and valuable consideration, the Parties agree as follows:

1. SUBSCRIPTION

1.1 Usiminas hereby irrevocably promises to, and agrees with, the Company that Usiminas shall:

(a) effect the Usiminas’ Contribution on the first practicable date (such date, the “Usiminas’ Contribution Effective Date”); and

(b) cause the Subscriber to subscribe two hundred and twenty seven million six hundred and eight thousand two hundred and fifty four (227,608,254) new shares of the Company’s capital stock (the “Company Shares”), in exchange for the Subscriber’s Contribution (as defined below) as soon as practicable after the Usiminas’ Contribution Effective Date (such date, the “Subscriber’s Contribution Effective Date”).

1.2. The Company hereby irrevocably promises to, and agrees with, Usiminas, that the Company shall issue and deliver to the Subscriber the Company Shares as soon as practicable upon receipt of the Subscriber’s Contribution and the auditor’s report thereon.

2. SUBSCRIBER’S CONTRIBUTION

The Parties agree that the Subscriber shall subscribe the Company Shares at a price equal to the value of the Subscriber’s Contribution as of the Subscriber’s Contribution Effective Date, as determined in a form acceptable under Luxembourg law (the “Subscription Price ”).

The Subscription Price shall be fully paid up by the Subscriber through the contribution in kind (the “Subscriber’s Contribution”) of all the Subscriber’s assets and liabilities, as provided for in Article 4-1 of the Luxembourg law of 29 December 1971, as modified by the Luxembourg law of 3 December 1986, providing for a capital duty exemption.

The Subscriber’s assets and liabilities to be contributed to the Company shall include, without exception, the Mandatory Assets and Liabilities, together with any other assets and liabilities of the Subscriber as of the Subscriber’s Contribution Effective Date.

3. SUBSCRIBER’S CONTRIBUTION MINIMUM VALUE

In the event that, as of the Subscriber’s Contribution Effective Date, the value of the Subscriber’s Contribution, as determined in a form acceptable under Luxembourg law, is lower than Euro 1.24 times 227,608,254, then, and only for so long as the Company Outstanding Capital remains invariable, the Parties shall engage in good faith negotiations to determine an adjusted number of shares of the Company’s capital stock that may be delivered to the Subscriber hereunder while maintaining the Subscriber’s Equity Percentage (as defined below).

4. REPRESENTATIONS AND WARRANTIES

Usiminas and the Subscriber each hereby represent and warrant to the Company that:

•	each of Usiminas and the Subscriber is duly organized and validly existing and has full power and legal right to execute and deliver this Agreement and to perform the provisions of this Agreement on its part to be performed;

•	the execution, delivery and performance by Usiminas and the Subscriber of this Agreement have been duly authorized by all necessary corporate or governmental action;

•	this Agreement is the valid and binding obligation of Usiminas and the Subscriber, enforceable against each of Usiminas and the Subscriber in accordance with the terms hereof;

•	Usiminas is, and on and as of the Subscriber’s Contribution Effective Date the Subscriber will be, the sole owner of each of the assets and liabilities comprising the Subscriber’s Contribution;

•	there are no pre-emptive rights or any other rights attaching to the Mandatory Assets and Liabilities by virtue of which any person may be entitled to demand that one or more of the assets be transferred to him, and no such rights will exist on and as of the Subscriber’s Contribution Effective Date;

•	each of the assets and liabilities comprising the Subscriber’s Contribution is, and on and as of the Effective Date, will be, unencumbered, and each such asset and liability is, and on and as of the Effective Date will be, freely transferable to the Company;

•	on and as of the Subscriber’s Contribution Effective Date, all authorizations, consents or waivers necessary to make the Subscriber’s Contribution shall have been duly obtained, where applicable; and

•	on and as of the Subscriber’s Contribution Effective Date, the Subscriber will have no assets other than the Amazonia Shares, the Siderar Shares, the Ylopa Quota and cash on hand not to exceed Danish kronas 500,000 and will have no liabilities other than the Amazonia Debt, and the Ylopa Debt.

The Company represents and warrants to the Subscriber that, so long as the Company Outstanding Capital does not change in any manner, after giving effect to the Subscriber’s Contribution the Company Shares will represent approximately 16.3% of the total issued and outstanding capital of the Company (such percentage, the “Subscriber’s Equity Percentage”), it being understood, for the avoidance of doubt, that the foregoing does not restrict in any manner the Company’s ability to issue new shares of its capital stock in the future.

5. INDEMNITY

If for any reason the Company fails to obtain relief from the Luxembourg tax authorities in respect of the 1% capital duty on the aggregate amount of the capital increase of the Company to be made upon and only and exclusively in connection with the Subscriber’s Contribution (the “Capital Duty Relief”), or if the Capital Duty Relief granted is successfully challenged by any governmental authority in Luxembourg, Usiminas shall forthwith pay to the Company the full amount of such capital duty and shall indemnify and hold the Company harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including attorney’s fees and expenses) that may be imposed on, incurred by, or asserted against the Company in any way relating to or arising out of any challenge to the Capital Duty Relief (whether successful or not) by any governmental authority in Luxembourg.

6. ADDITIONAL COMMITMENTS BY USIMINAS AND THE SUBSCRIBER

Usiminas hereby irrevocably and unconditionally assigns and transfers to the Company, and the Company hereby receives and accepts, effective as of the date hereof, its rights to collect any and all dividends or other distributions paid in respect of any of the Amazonia Shares, the Siderar Shares, and the Ylopa Quota; and the Subscriber hereby irrevocably and unconditionally assigns and transfers to the Company, and the Company hereby receives and accepts, effective as from the date of the Subscriber’s Contribution, its rights to collect any and all dividends or other distributions paid in respect of any of the Amazonia Shares, the Siderar Shares, and the Ylopa Quota; it being understood, for the avoidance of doubt, that the assignment and transfer of such rights to the Company will not give rise to any additional consideration being payable by the Company in respect of such rights or the Subscriber’s Contribution.

Notwithstanding any other provision in this Agreement, Usiminas and the Subscriber, as applicable:

(a) hereby irrevocably and unconditionally instructs each of Amazonia, Siderar and Ylopa, as the case may be, to pay forthwith to the Company any and all dividends or other distributions payable in respect of any of the Amazonia Shares, the Siderar Shares, and the Ylopa Quota (irrespective of whether any such dividends or other distributions accrued or were payable before or after the date hereof); and

(b) hereby irrevocably and unconditionally authorizes the Company to exercise, or cause to be exercised, on behalf of Usiminas or the Subscriber, as the case may be, all voting rights and other powers attaching to any of the Amazonia Shares, the Siderar Shares and the Ylopa Quota in favor of any proposals or recommendations of each of Amazonia, Siderar or Ylopa, as applicable.

7. SPECIFIC PERFORMANCE

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, without any bond or other security being required, and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

8. COUNTERPARTS

This Agreement may be executed in counterparts (and by each party on a separate counterpart), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

9. GOVERNING LAW; RESOLUTION OF DISPUTES

9.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

9.2 (a) Any dispute, controversy or claim between the parties hereto arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding its validity or termination, or the performance or breach thereof, to the extent not resolved by negotiations, shall be finally resolved by arbitration administered by the International Chamber of Commerce’s International Court of Arbitration (the “ICC”). The arbitration shall be conducted in accordance with the ICC’s Rules of Arbitration in effect at the time, except as they may be modified herein or by agreement of the Parties hereto. The arbitral tribunal (the “Tribunal”) shall consist of three (3) arbitrators. One arbitrator shall be nominated by the Company and one arbitrator shall be nominated by Usiminas within thirty (30) days of the commencement of arbitration proceedings, and those two arbitrators shall agree upon the third arbitrator, who shall act as chair of the Tribunal; provided, however, that if, (i) at the end of the thirty (30) day period immediately following the nomination of the arbitrators nominated by each of the Company and Usiminas, such arbitrators are unable to agree upon the third arbitrator, such third arbitrator shall be appointed by the ICC and (ii) if any of the Company or Usiminas refuses to nominate an arbitrator, such arbitrator shall be appointed by the ICC. The place of arbitration shall be in the city of New York, NY, United States of America. The arbitration proceedings shall be conducted in the English language and all submissions shall be made in English. The arbitrators shall not be authorized to decide any dispute, controversy or claim ex aequo et bono or as amiable compositeurs but shall strictly apply the law governing this Agreement.

(b) In the event any Party hereto, having been given due notice and opportunity, shall fail or shall refuse to participate in arbitration proceedings hereunder or in any stage thereof, the proceedings shall nevertheless be conducted to conclusions and final award. Any award rendered under such circumstances shall be as valid and enforceable as if such party had appeared and participated fully at all stages. Any award of the Tribunal shall be final and binding upon the Parties hereto, their successors and assigns. The Parties hereto waive to the fullest extent permitted by law any rights to appeal to, or to seek review of such award by, any court or tribunal. Judgment on the award may be entered in any court of competent jurisdiction.

(c) By agreeing to arbitration, the Parties hereto do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request for such provisional remedies by a party to a court shall not be deemed a waive of this agreement to arbitrate. In addition to the authority conferred upon the Tribunal by the rules specified above, the Tribunal shall also have the authority to grant provisional remedies, including injunctive relief.

(d) Without limiting the authority conferred on the Tribunal by this Agreement and the rules specified above, the Tribunal shall have the authority to award specific performance.

(e) Except as may be required by applicable law or court order, the Parties hereto agree to maintain confidentiality as to all aspects of the arbitration, including its existence and results, except that nothing herein shall prevent any party form disclosing information regarding the arbitration for purposes of enforcing the award or in any court proceeding involving the parties hereto. The Parties hereto further agree to obtain the arbitrators’ agreement to preserve the confidentiality of the arbitration.

10. NOTICES

All notices and other communications provided for in this Agreement shall be in writing and addressed as set forth on the signature page hereof or to such other address or facsimile number as may from time to time be designated by the intended recipient by notice to the other party. All such notices shall be effective upon receipt.

11. EXPENSES

The Parties shall each be responsible for its own expenses (including fees of legal counsel) incurred in connection with the preparation and negotiation of this Agreement and related documentation.

12. WAIVERS; AMENDMENTS

No failure or delay on the part of any party in exercising any right hereunder shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other rights. All rights and remedies existing under this Agreement are cumulative and concurrent to, and not exclusive of, any rights or remedies otherwise available at law or in equity or by statute. No waiver of any such right shall be effective unless given in writing, or shall be deemed a waiver of any other right hereunder. The Parties acknowledge that the Company is not acting on behalf of, or as an agent or representative of, I.I.I. CI and the Company’s entering into this Agreement does not operate as a waiver of or impair any of the rights or remedies that I.I.I. CI may be entitled to under the Shareholders’ Agreement.

This Agreement may be amended, supplemented or modified only by an instrument in writing signed by each of the Parties hereto.

13. ASSIGNMENT

Neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties and any purported assignment or delegation absent such consent shall be void.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

USINAS SIDERURGICAS DE MINAS GERAIS S/A - USIMINAS,

By	[ILLEGIBLE]
Name:
Title:

By	[ILLEGIBLE]
Name:
Title:

Address for Notices:

USINAS SIDERURGICAS DE MINAS GERAIS S/A - USIMINAS,

[ILLEGIBLE]

By	[ILLEGIBLE]
Name:
Title:

By	[ILLEGIBLE]
Name:
Title:

Address for Notices:

[ILLEGIBLE]

TERNIUM S.A.

By	/s/ Carlos Condorelli
Name:	Carlos Condorelli
Title:	Director

By	/s/ Roberto Philipps
Name:	Roberto Philipps
Title:	Chief Financial Officer

Address for Notices:

Ternium S.A.

Av. Leandro N. Alem 1067, 28th floor
C1001AAF Buenos Aires Argentina

Attention: Fernando R. Mantilla, Director
Facsimile: +54 (11) 4018 2802